EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
RECEIVES POTENTIALLY SUPERIOR PROPOSAL

        Scarsdale, New York, February 14, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that it had received a non-binding proposal from Premier Home Health Care Services, Inc., subject to due diligence, offering to acquire all of the outstanding shares of NHHC for $12.00 per share in cash. The proposal was accompanied by a draft agreement and a commitment letter with respect to financing. The Special Committee of NHHC’s Board of Directors met on February 12, 2007 and recommended unanimously to the Board of Directors that the proposal would reasonably be expected to lead to a Superior Proposal within the meaning of the Agreement and Plan of Merger between NHHC and affiliates of Angelo Gordon & Co. previously announced. NHHC’s Board of Directors unanimously accepted the recommendation of the Special Committee. NHHC has received a confidentiality agreement from Premier Home Health Care Services, Inc. and has begun furnishing them and their financing source with due diligence information. The proposal contains a $7.9 million adjusted EBITDA threshold and contemplates that NHHC’s existing employment agreements with Steven Fialkow and Robert P. Heller will remain in place. Angelo Gordon & Co. has the right to terminate the Agreement and Plan of Merger if the NHHC Board of Directors fails to recommend against the Premier proposal by the close of business on February 16, 2007.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.